Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 and related Prospectus of Alpha Tau Medical Ltd. for the registration of 3,463,202 shares of its ordinary shares and to the incorporation by reference therein of our report dated March 12, 2025, with respect to the consolidated financial statements of Alpha Tau Medical Ltd., included in its Annual Report on Form 20-F for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
June 23, 2025	A Member of EY Global